Exhibit 99.1

                   COMCAST REPORTS SECOND QUARTER 2005 RESULTS

                     REVENUE INCREASED 10.5% TO $5.6 BILLION

                OPERATING INCOME INCREASED 23.2% TO $1.0 BILLION

               OPERATING CASH FLOW INCREASED 13.2% TO $2.2 BILLION
                 20TH CONSECUTIVE QUARTER OF DOUBLE-DIGIT GROWTH

                        GROWTH IN NEW SERVICES CONTINUES

                   ADDED 1.1 MILLION REVENUE GENERATING UNITS
                     DURING THE FIRST HALF OF 2005 INCLUDING
                        507,000 DURING THE SECOND QUARTER

    PHILADELPHIA, August 2, 2005 -- Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2005. Comcast will discuss second quarter results on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at www.cmcsa.com and www.cmcsk.com.

    Brian L. Roberts, Chairman and CEO of Comcast Corporation said, "This is our 20th consecutive quarter reporting double-digit operating cash flow growth and, at 40.8%, cable's Operating Cash Flow margins are the highest in 2 1/2 years. We are posting solid results in the second quarter with revenue growth of 10.5% and Operating Cash Flow growth of 13.2%. Operating income increased 23.2% to $1.0 billion.

    "Our consistently strong performance - double-digit revenue and cash flow growth and free cash flow growth above 20% - demonstrates the inherent strength of our business and reinforces our confidence in the future.

    "We are extending our competitive advantage with industry-leading products. In video, we are continuing to expand our ON DEMAND, HDTV and DVR offerings and are beginning to rollout our enhanced basic - 100% digital service. We recently announced an important new agreement with Starz Encore that significantly enhances our ON DEMAND service, adding more than 325 top movies a month to the 3,500 program choices our customers enjoy today. In June, our customers viewed over 112 million ON DEMAND programs, a 10 million increase in 3 months, as we continue to provide an unmatched product with more choice and customer value.

    "We also recently announced a 50% increase in the speed of our high-speed Internet service - now 6 megabits per second - and continue to deliver a growing array of valuable enhancements and features like security and online gaming. Our strategy of product innovation and differentiation is working - we added 1.1 million revenue generating units during the first six months of this year - more than we did in the first half of last year.

    "We believe Comcast Digital Voice will be the next engine for growth and are ramping up the rollout of this service in markets like Philadelphia, Indianapolis, Boston, Hartford, Chicago and Portland. We are on track to extend our offering to 15 million homes in 20 markets by year end and expect to offer our fully-featured digital voice service across our 41 million homes by the end of 2006.

    "We are excited about the future of our business and are positioning Comcast to continue to deliver the best entertainment and communications services to our customers and to build value for our shareholders."

    Comcast Cable Results
    Cable results for the quarter and the six months ended June 30, 2005 are presented on a pro forma basis. Pro forma cable results adjust only for certain acquisitions and dispositions and are presented as if the acquisitions and dispositions were effective on January 1, 2004. Please refer to Table 7-A for a reconciliation of pro forma data.

    Second Quarter 2005
    Comcast Cable reported revenue of $5.3 billion for the quarter ended June 30, 2005, representing a 10.1% increase from the second quarter of 2004. Comcast Cable added 507,000 revenue generating units in the second quarter of 2005, an increase of 22.1% from the 415,000 added in the same quarter last year.

    Video revenue increased $192 million or 5.9% to $3.4 billion in the second quarter of 2005, driven by higher monthly revenue per basic subscriber and a 13.3% increase in the number of digital customers. Comcast Cable added 284,000 new digital customers in the second quarter of 2005 and with more than 9.1 million subscribers, digital cable penetration reached 42.6% of basic subscribers. As expected, basic subscribers are essentially unchanged from a year ago at 21.4 million, and declined seasonally by 77,000 or 0.2% from the first quarter of 2005.

    Digital cable subscriber and video revenue growth reflects strong consumer demand for new digital features and services including Comcast ON DEMAND, high-definition television (HDTV) programming and digital video recorders
(DVRs), as well as the initial rollout of an enhanced basic - 100% digital service in a number of markets. During the second quarter, pay-per-view revenues increased 24.0% - the seventh consecutive quarter of pay-per-view revenue growth, driven by more movie and event purchases through the Comcast ON DEMAND service. During the second quarter, Comcast Cable deployed nearly 300,000 advanced set-top boxes with DVR and/or HDTV programming capability, generating an incremental $5 to $10 of monthly revenue per box.

    Comcast High-speed Internet service revenues increased 28.8% to $982 million in the second quarter of 2005, reflecting a 28.3% increase in subscribers and strong average revenue per subscriber. Comcast Cable ended the second quarter of 2005 with more than 7.7 million high-speed Internet subscribers, adding 297,000 subscribers during the second quarter of 2005 for a penetration rate of 18.9% of available homes. Average monthly revenue per high-speed Internet subscriber of $43.34 in the second quarter of 2005, was in line with the second quarter of 2004 and increased $0.53 from the $42.81 reported in the first quarter of 2005.

    Advertising revenue for the second quarter of 2005 increased 9.9% to $362 million, reflecting growth of 6.5% in local advertising and growth of 16.7% in regional/national advertising as a result of the continuing success of our regional interconnect strategy. The growth in advertising revenue during the quarter was slightly offset by a decline in political advertising when compared to the prior year. Advertising revenue growth in the second half of 2005 will reflect a significant decline in political advertising when compared to the 2004 election year.

    Comcast Cable added 15,000 Comcast Digital Voice customers (CDV - Comcast's phone service using IP technology), reflecting the rollout of CDV in new markets late in the second quarter. As expected, CDV customer additions were offset by a decline in the number of Comcast's circuit-switched telephone customers as Comcast transitions to marketing Comcast Digital Voice. Comcast Cable reported 2,000 net new phone customers in the second quarter of 2005. Cable phone revenue declined 4.0% from the second quarter of 2004 to $170 million in the second quarter of 2005, due primarily to a decline in access revenue per customer.

    Cable operating income before depreciation and amortization (Operating Cash
Flow) grew 13.2% to $2.2 billion in the second quarter, an increase from the $1.9 billion reported for the second quarter of 2004. Second quarter 2005 Operating Cash Flow margin increased to 40.8% from 39.7% in the second quarter of 2004.

    Cable capital expenditures increased 4.8% to $936 million compared to the $893 million in the second quarter of the prior year. The increase in capital expenditures reflects the purchase of digital set-top boxes to meet expected demand, as well as certain capital investments, including equipment for digital simulcasting and our integrated service platform, which are expected to decline in the second half of 2005.

    Year-to-date June 2005
    For the six months ended June 30, 2005, Comcast Cable reported revenue of $10.4 billion, representing a 9.9% increase from the prior year. Comcast Cable added a total of 1.1 million new revenue generating units during the first half of 2005, a 7.9% increase from the first half of last year.

    Video revenue increased 5.8% during the period, driven by higher monthly revenue per basic subscriber and a 13.3% increase in the number of digital customers. Comcast Cable added nearly 484,000 digital cable subscribers during the first six months of 2005 to end the period with more than 9.1 million digital subscribers. Comcast Cable basic subscribers declined 106,000 during the first six months of 2005, ending the period at 21.4 million subscribers.

    Comcast Cable added nearly 712,000 high-speed Internet subscribers during the first half of 2005 to end the period with more than 7.7 million subscribers. Revenues for this service increased 30.6% from the prior year to $1.9 billion, reflecting strong year over year subscriber growth. Advertising revenue increased 9.8% from the same period of 2004 to $658 million, including the decline in political advertising from the 2004 election year. Cable phone revenue declined 3.5% from the same period one year ago to $343 million, primarily due to lower revenue per customer. Comcast Cable added 7,000 phone subscribers in the first six months of 2005 compared to a loss of 42,000 subscribers in the first half of 2004.

    Operating Cash Flow grew 14.5% from the same period one year ago to $4.2 billion, reflecting strong revenue growth and the Company's success in controlling the growth of operating costs. Operating Cash Flow margin for the first six months of 2005 increased to 40.0% from 38.4% during the first six months of the prior year. Comcast Cable capital expenditures were $1.8 billion for the first six months of 2005 compared to $1.7 billion last year. As previously described, the level of capital expenditures is expected to decline in the second half of 2005.

    Content
    Comcast's content segment consists of our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4 and AZN Television (formerly International Channel Networks).

    Comcast's content segment reported second quarter 2005 revenue of $234 million, a 17.7% increase from the second quarter of 2004 reflecting increases in distribution and advertising revenue for all the networks. The content segment reported Operating Cash Flow of $97 million in the second quarter of 2005, a 25.4% increase above the second quarter of 2004.

    For the six months ended June 30, 2005, Comcast's content segment reported revenue of $447 million, a 19.2% increase compared to the prior year period, and Operating Cash Flow of $174 million, an increase of 19.1% from the same time last year.

    Corporate and Other
    Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast's businesses. In the second quarter of 2005, we reported Corporate and Other revenue of $36 million and an Operating Cash Flow loss of $63 million as compared to revenue of $28 million and an Operating Cash Flow loss of $45 million in the second quarter of 2004.

    For the six months ended June 30, 2005, Corporate and Other revenue declined to $83 million from the $114 million reported in the same period of 2004. The Operating Cash Flow loss for the year-to-date period ended June 30, 2005, was $105 million compared to $100 million in 2004. Results for the six month period and the quarter ended June 30, 2005, were impacted by the absence of National Hockey League games.

    Consolidated Results
    For the three months ended June 30, 2005, the Company reported consolidated revenues of $5.6 billion, a 10.5% increase from the $5.1 billion reported in the same period of 2004. Consolidated Operating Cash Flow increased to $2.2 billion or 13.2%, in the second quarter of 2005, from the $2.0 billion reported in the same prior year period. Operating income increased to $1.0 billion in the second quarter of 2005 compared to operating income of $852 million in the second quarter of 2004.

    Free Cash Flow (described further on Table 4) was $422 million in the second quarter of 2005 compared to $500 million reported in the second quarter of 2004, reflecting increases in Operating Cash Flow and capital expenditures and the timing of income tax payments in the second quarter of 2005. For the three months ended June 30, 2005, the Company reported consolidated net income of $430 million or $0.19 per share compared to consolidated net income of $262 million or $0.12 per share in the second quarter of 2004. The increase in net income is primarily due to the growth in Operating Cash Flow.

    For the six months ended June 30, 2005, consolidated revenue increased 9.9% to $11.0 billion from the $10.0 billion reported in the same period of 2004. The Operating Cash Flow for the period ended June 30, 2005 was $4.2 billion, an increase of 15.0% when compared to $3.7 billion in 2004. Operating income increased to $1.9 billion in the first half of 2005 compared to operating income of $1.5 billion during the first half of 2004.

    Free Cash Flow was $1.1 billion during the year-to-date period, an increase of 27.5% from the $897 million reported during the same period of last year. For the six months ended June 30, 2005, the Company reported consolidated net income of $573 million or $0.26 per share compared to consolidated net income of $327 million or $0.14 per share in the six months ended June 30, 2004. The increase in year-to-date net income is due primarily to the growth in Operating Cash Flow.

    Share Repurchase Program
    Comcast repurchased $334 million, or 10.5 million shares, of its common stock under its stock repurchase program during the second quarter of 2005. During 2005, the Company repurchased $637 million of its Class A Special Common Stock, or 19.9 million shares. Remaining availability under the Company's stock repurchase program is $2 billion. Since the inception of the repurchase program in December 2003, Comcast has repurchased $2.0 billion or 67.7 million shares of its common stock.

    Financial Guidance 2005
    Comcast reaffirms the following previously issued guidance for 2005:

        -- Consolidated revenue growth of approximately 10%.

        -- Total Revenue Generating Unit growth of at least 2.5 million units.

        -- Consolidated Operating Cash Flow growth of 14% to 15%.*

        -- Consolidated Free Cash Flow growth of 35% to 45%.*

        -- Consolidated capital expenditures of $3.2 - $3.3 million.

    *Does not include any impact from the adoption of SFAS No. 123R (Accounting for stock-based compensation).

    This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Quarterly Report on Form 10-Q for a description of such risks and uncertainties.

    In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered "non-GAAP financial measures" under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in table 7 of this release.

    Comcast Corporation will host a conference call with the financial community today August 2, 2005 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on August 2, 2005.

    Those parties interested in participating via telephone should dial (847) 413-2408. A telephone replay will begin immediately following the call until Wednesday, August 3, 2005 at midnight ET. To access the rebroadcast, please dial
(630) 652-3000 and enter passcode number 12020969#.

     To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to e-mail Alerts.

    About Comcast:
    Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is the nation's leading provider of cable, entertainment and communications products and services. With 21.4 million cable customers, 7.7 million high-speed Internet customers, and 1.2 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content.

    The Company's content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. The Company also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

                               COMCAST CORPORATION
                                     Table 1
           Condensed Consolidated Statement of Operations (Unaudited)
                  (amounts in millions, except per share data)

                                      Three Months Ended       Six Months Ended
                                           June 30,                June 30,
                                     --------------------    --------------------
                                       2005        2004        2005        2004
                                     --------    --------    --------    --------
Revenues                             $  5,598    $  5,066    $ 10,961    $  9,974

     Operating expenses                 1,944       1,794       3,901       3,663
     Selling, general and
      administrative expenses           1,445       1,320       2,821       2,626
                                        3,389       3,114       6,722       6,289
Operating Cash Flow                     2,209       1,952       4,239       3,685

     Depreciation expense                 891         813       1,765       1,611
     Amortization expense                 270         287         560         563
                                        1,161       1,100       2,325       2,174

Operating Income                        1,048         852       1,914       1,511

Other Income (Expense)
     Interest expense                    (467)       (484)       (911)       (984)
     Investment income, net               176         151         140         142
     Equity in net losses of
      affiliates                          (16)        (20)         (4)        (37)
     Other income (expense)                30          12         (78)         19
                                         (277)       (341)       (853)       (860)

Income before Income Taxes
 and Minority Interest                    771         511       1,061         651

Income tax expense                       (331)       (234)       (471)       (310)

Income Before Minority Interest           440         277         590         341

Minority interest                         (10)        (15)        (17)        (14)

Net Income                           $    430    $    262    $    573    $    327

   Net Income per common share       $   0.19    $   0.12    $   0.26    $   0.14

Basic weighted average number of
 common shares                          2,207       2,257       2,211       2,257

Diluted weighted average number of
 common shares                          2,221       2,267       2,224       2,268

                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                          June 30,     December 31,
                                            2005           2004
                                        ------------   ------------
ASSETS

  CURRENT ASSETS
        Cash and cash equivalents       $      1,335   $        452
        Investments                              848          1,555
        Accounts receivable, net               1,031            959
        Other current assets                     570            569
            Total current assets               3,784          3,535

  INVESTMENTS                                 13,208         12,812

  PROPERTY AND EQUIPMENT, NET                 18,797         18,711

  FRANCHISE RIGHTS                            51,075         51,071

  GOODWILL                                    14,118         14,020

  OTHER INTANGIBLE ASSETS, net                 3,658          3,851

  OTHER NONCURRENT ASSETS, net                   707            694
                                        $    105,347   $    104,694
LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES
        Accounts payable and accrued
         expenses related to trade
         creditors                      $      2,042   $      2,041
        Accrued expenses and other
         current liabilities                   2,663          2,735
        Deferred income taxes                    110            360
        Current portion of long-term
         debt                                  3,367          1,854
        Current portion of
         exchangeable debt                     1,017          1,645
            Total current liabilities          9,199          8,635

  LONG-TERM DEBT, less current
   portion                                    19,697         20,039
  LONG-TERM EXCHANGEABLE DEBT, less
   current portion                                49             54

  DEFERRED INCOME TAXES                       26,995         26,815

  OTHER NONCURRENT LIABILITIES                 7,310          7,261

  MINORITY INTEREST                              679            468

  STOCKHOLDERS' EQUITY                        41,418         41,422
                                        $    105,347   $    104,694

                               COMCAST CORPORATION
                                     TABLE 3
           Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                              Six Months Ended
                                                  June 30,
                                        ---------------------------
                                            2005           2004
                                        ------------   ------------
OPERATING ACTIVITIES
     Net cash provided by operating
      activities                        $      2,517   $      2,633

FINANCING ACTIVITIES
 Proceeds from borrowings                      1,495          1,058
 Retirements and repayments of debt             (279)        (1,617)
 Repurchases of common stock and
  stock options                                 (660)          (511)
 Issuances of common stock                        59             38
 Other, net                                       83              8

     Net cash provided by (used in)
      financing activities                       698         (1,024)
INVESTING ACTIVITIES
 Capital expenditures                         (1,842)        (1,732)
 Proceeds from sales and
  restructuring of investments                   317             51
 Purchases of investments                       (305)          (106)
 Acquisitions, net of cash acquired             (134)          (336)
 Additions to intangible and other
  noncurrent assets                             (305)          (453)
 Purchases of short-term
  investments, net                               (63)           (15)
 Proceeds from settlement of contract
  of acquired company                              -             26

     Net cash used in investing
      activities                              (2,332)        (2,565)

 INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                               883           (956)

CASH AND CASH EQUIVALENTS, beginning
 of period                                       452          1,550

CASH AND CASH EQUIVALENTS, end of
 period                                 $      1,335   $        594

                                     TABLE 4
                  Calculation of Free Cash Flow (Unaudited) (1)
                              (dollars in millions)

                                              Six Months Ended
                                                  June 30,
                                        ---------------------------
                                            2005           2004
                                        ------------   ------------
Operating Cash Flow                     $      4,239   $      3,685
Interest, Net (2)                               (826)          (906)
Cash Paid for Income Taxes                      (427)          (150)
Capital Expenditures                          (1,842)        (1,732)
FREE CASH FLOW                          $      1,144   $        897

Changes in Working Capital and Other
 Items (3)                                      (469)             4

Net Cash Provided by (Used in)
 Operating Activities Less Capital
 Expenditures                           $        675   $        901

(1) Free Cash Flow is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. It is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other noncurrent assets. Cash payments for intangible and other noncurrent assets include long-term technology license agreements including computer software, long term rights to service multi-dwelling properties and programming content for our cable networks. In 2005, cash payments for intangibles and other noncurrent assets of $305 million included licenses and software intangibles of approximately $105 million, multiple dwelling unit contracts of approximately $67 million and acquisitions of additional ownership interests in certain of our majority owned subsidiaries. In 2004, cash payments for intangible assets of $453 million included a long-term strategic license agreement with Gemstar of approximately $250 million, other licenses and software intangibles of $104 million and multiple dwelling unit contracts of $69 million. In 2005, cash payments for acquisitions and investments totaling $439 million included MGM Inc., Liberate Technologies, and MetaTV. In 2004, cash payments for acquisitions primarily related to the acquisition of TechTV.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Free Cash Flow excludes amounts necessary to reconcile Free Cash Flow to "Net Cash Provided by Operating Activities Less Capital Expenditures." In 2005, this amount includes $383 million in cash payments for liabilities incurred as part of the acquisition of AT&T Broadband, including $220 million in payments representing our share of the settlement payments related to certain AT&T litigation. In 2004, this amount includes income tax refunds of $536 million offset by $199 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband.

                               COMCAST CORPORATION
                                     TABLE 5
          Pro Forma Financial Data by Business Segment (Unaudited) (1)
                              (dollars in millions)

                                                                 Corporate
                                                                    and
                                                    Content        Other
                                     Cable (2)        (3)           (4)          Total
                                    ----------    ----------    ----------    ----------
Three Months Ended June 30, 2005
Revenues                            $    5,328    $      234    $       36    $    5,598
Operating Cash Flow                 $    2,175    $       97    $      (63)   $    2,209
Operating Income (Loss)             $    1,054    $       68    $      (74)   $    1,048
Operating Cash Flow Margin                40.8%         41.2%           NM          39.4%
Capital Expenditures (5)            $      936    $        3    $       11    $      950

Three Months Ended June 30, 2004
Revenues                            $    4,840    $      199    $       28    $    5,067
Operating Cash Flow                 $    1,920    $       77    $      (45)   $    1,952
Operating Income (Loss)             $      877    $       38    $      (63)   $      852
Operating Cash Flow Margin                39.7%         38.7%           NM          38.5%
Capital Expenditures (5)            $      893    $        6    $        5    $      904

Six Months Ended June 30, 2005
Revenues                            $   10,431    $      447    $       83    $   10,961
Operating Cash Flow                 $    4,170    $      174    $     (105)   $    4,239
Operating Income (Loss)             $    1,945    $      100    $     (131)   $    1,914
Operating Cash Flow Margin                40.0%         38.8%           NM          38.7%
Capital Expenditures (5)            $    1,819    $        7    $       16    $    1,842

Six Months Ended June 30, 2004
Revenues                            $    9,490    $      375    $      114    $    9,979
Operating Cash Flow                 $    3,641    $      146    $     (100)   $    3,687
Operating Income (Loss)             $    1,581    $       72    $     (140)   $    1,513
Operating Cash Flow Margin                38.4%         38.8%           NM          37.0%
Capital Expenditures (5)            $    1,707    $       10    $       15    $    1,732

(1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004.

(3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4 and AZN Television.

(4) Corporate and Other includes Comcast-Spectacor, Corporate activities and all other businesses not presented in the Cable or Content segments and elimination entries. Beginning in the third quarter of 2004, Comcast-Spectacor includes the operating results of its investment in a sports-event related business.

(5) Our Cable segment's capital expenditures are comprised of the following categories:

                                                                YTD         YTD
                                       2Q05        2Q04        2Q05        2Q04
                                     --------    --------    --------    --------
New Service Offerings
    Customer Premise Equipment (CPE) $    469    $    338    $    932    $    630
    Scalable Infrastructure               227         110         436         231
                                          696         448       1,368         861
Recurring Capital Projects
    Line Extensions                        81          81         145         141
    Support Capital                        92          76         139         165
                                          173         157         284         306


Upgrades                                   67         288         167         540
Total                                $    936    $    893    $  1,819    $  1,707

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

                               COMCAST CORPORATION
                                     TABLE 6
          Pro Forma Data - Cable Segment Components (Unaudited) (1) (2)
    (dollars in millions, except average monthly revenue per subscriber data)

                                     Three Months Ended        Six Months Ended
                                           June 30,                June 30,
                                     --------------------    --------------------
                                       2005        2004        2005        2004
                                     --------    --------    --------    --------
Revenues:
Video (3)                            $  3,441    $  3,249    $  6,803    $  6,433
High-Speed Internet                       982         763       1,907       1,461
Phone                                     170         176         343         355
Advertising                               362         330         658         599
Other (4)                                 203         159         383         320
Franchise Fees                            170         163         337         322
Total Revenues                       $  5,328    $  4,840    $ 10,431    $  9,490

Operating Cash Flow                  $  2,175    $  1,920    $  4,170    $  3,641
Operating Income                     $  1,054    $    877    $  1,945    $  1,581
Operating Cash Flow Margin               40.8%       39.7%       40.0%       38.4%
Capital Expenditures                 $    936    $    893    $  1,819    $  1,707
Operating Cash Flow, Net of Capital
 Expenditures                        $  1,239    $  1,027    $  2,351    $  1,934

                                        2Q05         2Q04         1Q05
                                      --------     --------     --------
Video
Homes Passed (000's)                    41,200       40,300       41,000
Basic Subscribers (000's)               21,448       21,485       21,525
Basic Penetration                         52.1%        53.3%        52.6%
Quarterly Net Basic Subscriber
 Additions (000's)                         (77)         (96)         (29)

Digital Subscribers (000's)              9,140        8,065        8,856
Digital Penetration                       42.6%        37.5%        41.1%
Quarterly Net Digital Subscriber
 Additions (000's)                         284          206          200
Digital Set-Top Boxes                   13,859       11,926       13,365

Monthly Average Video Revenue per
 Basic Subscriber                     $  53.38     $  50.29     $  52.04
Monthly Average Total Revenue per
 Basic Subscriber                     $  82.67     $  74.91     $  78.99

High-Speed Internet
"Available" Homes (000's)               40,758       37,323       40,483
Subscribers (000's)                      7,705        6,007        7,408
Penetration                               18.9%        16.1%        18.3%
Quarterly Net Subscriber Additions
 (000's)                                   297          327          414
Monthly Average Revenue per
 Subscriber                           $  43.34     $  43.50     $  42.81

Phone
"Available" Homes (000's) (5)           12,227        9,766       11,277
Subscribers (000's)                      1,230        1,225        1,228
Penetration                               10.1%        12.5%        10.9%
Quarterly Net Subscriber Additions
 (000's)                                     3          (22)           4
Monthly Average Revenue per
 Subscriber                           $  46.06     $  47.71     $  47.07

Total Revenue Generating Units
 (000's) (6)                            39,523       36,782       39,017
Quarterly Net Additions                    507          415          589

(1) See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial and subscriber data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004. Pro forma subscriber data also includes 60,000 subscribers acquired in various small acquisitions during the periods presented. The impact of these acquisitions on our segment operating results was not material.

(3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)  Available homes includes circuit switched and Comcast Digital Voice homes.

(6) The sum total of all basic video, digital video, high-speed Internet and phone subscribers, excluding additional outlets.

                               COMCAST CORPORATION
                                     TABLE 7

    Non-GAAP and Other Financial Measures

    Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

    Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

    As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

    Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other non-current assets which are detailed in our quarterly and annual reports on Forms 10Q/K. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies.

    Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.

    Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

    Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

    Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.

                               COMCAST CORPORATION
                               TABLE 7-A continued
       Reconciliation of Historical and Pro Forma Data by Business Segment
                                 (Unaudited) (1)
                              (dollars in millions)

                                       Historical                               Adjustments (1)
                           ---------------------------------    ----------------------------------------------
                                                   Corporate                            Corporate
Three Months Ended June                               and                                  and         Pro
30, 2004                     Cable      Content      Other        Total       Cable       Other        forma
------------------------   ---------   ---------   ---------    ---------   ---------   ---------    ---------
Revenues                   $   4,838   $     199   $      29    $   5,066   $       2   $      (1)   $   5,067
Operating expenses
 (excluding depreciation
 and amortization)             2,918         122          74        3,114           2          (1)       3,115
Operating Cash Flow        $   1,920   $      77   $     (45)   $   1,952           -           -    $   1,952
Depreciation and
 amortization                  1,043          39          18        1,100           -           -        1,100
Operating income (loss)    $     877   $      38   $     (63)   $     852           -           -    $     852
Capital expenditures       $     893   $       6   $       5    $     904           -           -    $     904

                                                       Corporate                           Corporate
Six Months Ended June 30,                                 and                                 and         Pro
2004                             Cable      Content      Other       Total       Cable       Other       forma
----------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Revenues                       $   9,485   $     375   $     114   $   9,974   $       5           -   $   9,979
Operating expenses
 (excluding depreciation
 and amortization)                 5,846         229         214       6,289           3           -       6,292
Operating Cash Flow            $   3,639   $     146   $    (100)  $   3,685   $       2           -   $   3,687
Depreciation and
 amortization                      2,060          74          40       2,174           -           -       2,174
Operating income (loss)        $   1,579   $      72   $    (140)  $   1,511   $       2           -   $   1,513
Capital expenditures           $   1,707   $      10   $      15   $   1,732           -           -   $   1,732

                  Reconciliation of Operating Cash Flow to Free
                              Cash Flow (Unaudited)
                              (dollars in millions)

                                                  Three Months Ended
                                                       June 30,
                                     --------------------------------------------
                                             2005                    2004
                                     --------------------    --------------------
Operating Cash Flow                  $  2,209    $  2,209    $  1,952    $  1,952
Less:
  Interest, net (2)                      (422)       (422)       (459)       (459)
  Cash Paid for Income Taxes             (415)       (415)        (89)        (89)
  Change in Operating Assets and
   Liabilities, net of acquisitions      (103)                    442
  Other (3)                               (84)                     13
Net Cash Provided by Operating
 Activities                          $  1,185                $  1,859
    Less: Capital Expenditures                       (950)                   (904)
Free Cash Flow                                   $    422                $    500

                  Reconciliation of Operating Cash Flow to Free
                              Cash Flow (Unaudited)
                              (dollars in millions)

                                                   Six Months Ended
                                                       June 30,
                                     --------------------------------------------
                                             2005                    2004
                                     --------------------    --------------------
Operating Cash Flow                  $  4,239    $  4,239    $  3,685    $  3,685
Less:
  Interest, net (2)                      (826)       (826)       (906)       (906)
  Cash Paid for Income Taxes             (427)       (427)       (150)       (150)
  Change in Operating Assets and
   Liabilities, net of acquisitions      (191)                      3
  Other (3)                              (278)                      1
Net Cash Provided by Operating
 Activities                          $  2,517                $  2,633
    Less: Capital Expenditures                     (1,842)                 (1,732)
Free Cash Flow                                   $  1,144                $    897

                  Calculation of 2005 Estimated Free Cash Flow
                              (dollars in billions)

                                      Free Cash Flow
                                     ---------------
2004 Operating Income                $          2.9

Add: Depreciation and Amortization              4.6

2004 Operating Cash Flow                        7.5

Less: 2004 Capital Expenditures                 3.7
      2004 Consolidated Interest,
           net                                  1.7
      2004 Consolidated Cash Paid
           for Income Taxes                     0.2

2004 Free Cash Flow                  $          1.9
2005 Free Cash Flow Growth                35% to 45%
Projected 2005 Free Cash Flow         $2.6 to $2.8

    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)

                                           June 30,     December 31,
                                             2005           2004
                                         ------------   ------------
 Current portion of long-term debt       $      4,384   $      3,499
 Long-term debt                                19,746         20,093
 Total Debt                              $     24,130   $     23,592
 Exchangeable debt                              1,066          1,699
 Debt excluding exchangeables            $     23,064   $     21,893

(1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. There were no pro forma adjustments to the three and six months ending June 30, 2005. Minor differences may exist due to rounding.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Includes non-cash interest expense included in Operating Cash Flow, cash related to other (income) expense, dividends, and the net effect of changes in accrued income taxes.

SOURCE  Comcast Corporation
    -0-                             08/02/2005
    /CONTACT:  Investor Contacts: Marlene S. Dooner, +1-215-981-7392, Leslie
A. Arena, +1-215-981-8511, or Daniel J. Goodwin, +1-215-981-7518; or Press
Contacts: D'Arcy Rudnay, +1-215-981-8582, or Tim Fitzpatrick, +1-215-981-8515,
all of Comcast/
    /Web site:  http://www.comcast.com /
    /Web site:  http://www.cmcsk.com /
    /Web site:  http://www.cmcsa.com /
    (CMCSK CMCSA)